Exhibit 5.1

November 26, 2003

JLG Industries, Inc.
1 JLG Drive
McConnellsburg, Pennsylvania 17233

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) covering 50,000 shares of the capital stock, par value $.20, of JLG Industries, Inc. (the “Company”), which Registration Statement is to be filed with the Securities and Exchange Commission on or about November 26, 2003. We have acted as counsel for the Company in connection with the Premco Products, Inc. Employees’ Savings and Investment Plan (the “Plan”) pursuant to which those 50,000 shares are to be offered and are familiar with the corporate proceedings relating thereto. We have examined such documents and considered such matters of law as we have deemed necessary in giving this opinion.

In our opinion, the 50,000 shares of capital stock to be offered pursuant to the Plan have been duly and validly authorized and, upon issuance and payment therefor in accordance with the Plan, will be legally issued and fully paid and nonassessable.

We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ COVINGTON & BURLING